Exhibit 10.34

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BRISTOL METALS, LLC

AND

MARCEGAGLIA USA, INC.

DATED AS OF DECEMBER 9, 2016

1

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (“Agreement”), dated as of December 9, 2016, by and between Bristol Metals, LLC, a Tennessee limited liability company (the “Buyer”), and Marcegaglia USA, Inc., a Pennsylvania corporation (the “Seller”). Seller and Buyer may each be referred to herein individually as a “Party” and together as the “Parties”.
WHEREAS, Seller is in the business of manufacturing and selling welded stainless steel pipe and tube in North America which business expressly excludes stainless steel squares, rectangles and rounds tubes manufactured specifically for an ornamental or automotive application (the “Business”).
WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Specified Assets (as defined herein) and the Specified Liabilities (as defined herein), upon the terms and conditions hereinafter set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:
SECTION 1. DEFINED TERMS
Certain defined terms used in this Agreement and not specifically defined in context shall have their respective meanings contained in Exhibit 1 attached hereto, the provisions of which are hereby incorporated into and made a part of this Agreement by reference.

SECTION 2. THE TRANSACTION
2.1    Sale and Purchase of Specified Assets. On the Closing Date, effective to the fullest extent possible at 11:59 p.m. Eastern Time, subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title and interest in and to all of the Specified Assets free and clear of any Encumbrances.
2.1.1    Specified Assets. The “Specified Assets” means substantially all of the assets owned or held by Seller and used in the Business, including but not limited to those assets set forth below, but excluding the Excluded Assets:
2.1.1.1     All of Seller’s usable and saleable raw materials inventory and usable supplies inventory owned by Seller on Closing Date listed on Schedule 2.1.1.1, which schedule shall be agreed upon and delivered at Closing by and between the Parties (collectively, the “Inventory”).
2.1.1.2     All of Seller’s fixed assets, equipment, computers, fixtures and furniture including, but not limited to, the items listed on Schedule 2.1.1.2 hereto (the “Equipment”);
2.1.1.3     All of Seller’s current, former and prospective customer lists and customer sales files relating to the Business (the “Customer Lists”).
2.1.1.4     Copies of all of Seller’s employment and personnel records relating to Transferred Employees, and all books and records relating or pertaining to the Business, including all sales records and similar data, to the extent transferrable by law (collectively, the “Records”).
2.1.1.5     The Intellectual Property held, used or owned by Seller, other than that listed under Section 2.1.2.3.

2.1.1.6     All licenses and permits, to the extent transferrable and not related to the Seller Ongoing Operation, used by Seller and necessary to conduct the Business as it is currently being conducted, including any Environmental Permits and those listed on Schedule 2.1.1.6 (the “Licenses and Permits”), which schedule Seller shall deliver at or before Closing.
2.1.1.7     All other tangible and intangible properties which historically have been used or held for use in connection with the Business including, without limitation, all goodwill related to the Business excluding (i) assets sold or disposed of since that date in the ordinary course of business and (ii) assets which are included in the Excluded Assets.
2.1.2    Excluded Assets. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as requiring Seller to sell, assign, convey, transfer or deliver, and Buyer shall not be entitled to purchase, assume or acquire, any right, title or interest in, to or under any property, asset, business, operation or division of Seller, or any Affiliate thereof, not set forth in Section 2.1.1, including the following assets and properties which are hereby excluded from the definition of Specified Assets (collectively, the “Excluded Assets”):
2.1.2.1     All cash, cash equivalents, bank deposits, and prepaid expenses, including such as relate to any Excluded Assets or the operation of the Specified Assets prior to the Closing Date, and any income, sales, payroll or other Tax receivables with respect to periods prior to the Closing Date (in each case, whether held by Seller or any third party).
2.1.2.2     All of Seller’s finished goods inventory owned by Seller on Closing Date listed on Schedule 2.1.2.2, which schedule shall be agreed upon and delivered at Closing by and between the Parties.
2.1.2.3     All of Seller’s intellectual property rights and interests associated with its name, “Marcegaglia USA, Inc.”, and any derivations thereof using the name “Marcegaglia”.
2.1.2.4     All Tax refunds or credits, which refunds or credits are with respect to periods prior to the Closing Date, whether directly or indirectly, regardless of when actually paid.
2.1.2.5     The minute books, stock transfer books, corporate seal, Tax Returns and other corporate records of Seller and its respective successors and assigns.
2.1.2.6     All real estate owned by Seller, including, but not limited to, the real property located at 1001 E. Waterfront Drive, Munhall, Pennsylvania 15120 (the “Facility”).
2.1.2.7     All of Seller’s rights and interests in its purchase orders and contracts.
2.1.2.8    The Trade Accounts Receivable accrued by Seller prior to Closing.
2.1.2.9    The two high frequency mills and all other equipment associated solely with the Seller Ongoing Operation including relative tooling and supplies, the cranes, Mill 3 and Mill 4, the Drever furnace and the other miscellaneous equipment, associated solely with the Seller Ongoing Operation, dismantled, obsolete and not in use (i.e. those under the “big top”) and the other equipment listed on Schedule 2.1.2.9.
2.1.3    Specified Liabilities. At the Closing, Buyer will not assume any of the liabilities, obligations or debt of Seller except the following explicitly listed liabilities and then only to the extent solely related to the Specified Assets (the “Specified Liabilities”):
2.1.3.1    The Transferred Employees’ accrued vacation and sick leave accrued through the Closing Date listed on Schedule 2.1.3.1 which schedule shall be delivered at Closing by the Seller.

2.1.3.2    The outstanding purchase orders (i) for stainless steel products with customers that have not begun production as of the Closing and (ii) for raw material with suppliers (other than those related to the Seller Ongoing Operation) that Seller and Buyer shall identify in agreement between them before Closing. Such purchase orders with customers and suppliers will be listed on Schedule 2.1.3.2 to be agreed upon and exchanged between the Parties at Closing.
2.1.3.3    The trade accounts payable listed on Schedule 2.1.3.3, which schedule shall be delivered and agreed upon at Closing.
2.1.3.4    The verbal manufacturers’ representative agreement with Excel Metals Inc.
2.1.4    No Other Liabilities. Except as otherwise set forth in this Agreement, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liabilities of Seller other than as specifically included in the Specified Liabilities. All such liabilities not being assumed by Buyer pursuant to Section 2.1.3 are referred to herein as the “Excluded Liabilities.”
SECTION 3. PURCHASE PRICE, ALLOCATION AND EARN OUT
3.1    Purchase Price.
3.1.1    Purchase Price. The aggregate purchase price for the Specified Assets (the “Purchase Price”) shall be payable from Buyer to Seller at Closing via wire transfer of immediately available funds, and calculated as follows:
3.1.1.1    The replacement value of Seller’s Inventory, as determined pursuant to Section 3.1.3;
3.1.1.2    Five Hundred Thousand Dollars ($500,000) as consideration for the restrictive covenants set forth in Section 8.2 hereof; and
3.1.1.3    Eight Million Dollars ($8,000,000) for the Equipment and the remaining Specified Assets.
3.1.2    Deposit. Upon execution of this Agreement, Buyer shall deposit Three Million Dollars ($3,000,000) with the Escrow Agent (the “Deposit”) and shall enter into an escrow agreement with the Escrow Agent and the Seller, the form of which is attached hereto as Exhibit A (the “Escrow Agreement”), to regulate the payment of the Deposit by the Escrow Agent in accordance with the principles agreed hereunder. At Closing, the Parties agree that the Escrow Agent shall pay the Deposit to Seller as a credit against the Purchase Price.
3.1.3    Inventory. The Parties agree to take a physical observation and counting of the Inventory prior to the Closing, but no more than seven (7) days before the Closing. Using the agreed upon count after the physical inventory, the Parties shall determine the replacement value of the Inventory, as of the date of the physical inventory count, based on the average of the relevant raw material and supplies purchase prices of the last four weeks before Closing Date, and if there is no purchase over the last four weeks, on the basis of the most recent price list issued by the relevant suppliers and that shall be the amount paid by Buyer to Seller at Closing for the Inventory. Between the execution of this Agreement and the Closing Date, Seller shall keep Buyer fully informed and involved in any negotiation for the purchase of raw material.
3.2     Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price will be allocated to the Specified Assets and the restrictive covenants for all purposes (including Tax and financial accounting purposes) as set forth on Schedule 3.2, which schedule shall be agreed upon and delivered at Closing by and between the Parties. The allocation of the Purchase Price is intended to comply with the requirements of Section 1060 of the Internal Revenue Code. Buyer and Seller shall file Internal Revenue Service Form 8594, Asset Acquisition Statement under Section 1060 of the Internal Revenue Code, with their respective income tax returns (including amended returns and claims for refund) for the taxable year that includes the date of Closing and information reports in a manner consistent with such allocation. Buyer and Seller agree to satisfy all of the reporting requirements of Section 1060 of the Internal Revenue Code.
3.3    Earn Out Payments.
3.3.1    As additional consideration for the Specified Assets, Buyer shall pay to Seller with respect to each Calculation Period within the Earn Out Period an amount (each, an “Earn Out Payment”) equal to: three percent (3%) of all Revenue generated by Buyer from the amount, if any, of small diameter stainless steel pipe and tube (outside diameter of ten inches or less) sold in excess of 3.25 million pounds quarterly, excluding sales of Seller’s finished goods inventory post-Closing; provided that, the Parties shall review the Earn Out Payments annually (each fourth Calculation Period during the Earn Out Period), and if necessary, adjust up or down the final quarterly Earn Out Payment for each year during the Earn Out Period to make certain the aggregate of the Earn Out Payments for each year during the Earn Out Period is equal to three percent (3%) of all Revenue generated by Buyer from the amount, if any, of small diameter stainless steel pipe and tube (outside diameter of ten inches or less) sold in excess of 13.0 million pounds annually. Notwithstanding the foregoing, if at the end of the Earn Out Period, Buyer has paid Seller Earn Out Payments totaling less than $3,000,000, in the aggregate, then Buyer shall pay Seller a “true-up” payment equal to the difference between $3,000,000 and the aggregate of the Earn Out Payments previously paid to Seller.
3.3.2    Procedures Applicable to Determination of the Earn Out Payments.
3.3.2.1    On or before the date which is twenty (20) days after the last day of each Calculation Period (each such date, an “Earn Out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn Out Calculation Statement”) setting forth in reasonable detail its determination of Revenue for the applicable Calculation Period and its calculation of the resulting Earn Out Payment (in each case, an “Earn Out Calculation”).
3.3.2.2    Seller shall have twenty (20) days after receipt of the Earn Out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn Out Calculation Statement and the Earn Out Calculation set forth therein. During the Review Period, Seller and its Representatives shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Revenue and the resulting Earn Out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn Out Calculation set forth in the Earn Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn Out Calculation Objection Notice”) to Buyer. Any Earn Out Calculation Objection Notice shall specify the items in the applicable Earn Out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn Out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn Out Calculation set forth in the Earn Out Calculation Statement shall be final and binding on the parties hereto, and the Earn Out Payment shall be immediately due and payable. If Seller timely delivers an Earn Out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Revenue and the Earn Out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within thirty (30) days after such an Earn Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountants. The Independent Accountants shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn Out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountants, and to resolve only those unresolved disputed items set forth in the Earn Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountants, Buyer and Seller shall each furnish to the Independent Accountants such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountants may reasonably request. The Independent Accountants shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Revenue that is the subject of the applicable Earn Out Calculation Objection Notice by the Independent Accountants shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountants shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Revenue differ from Revenue as finally determined by the Independent Accountants.
3.3.3    Independence of Earn Out Payments. Except as otherwise stated herein, Buyer’s obligation to pay each of the Earn Out Payments to Seller in accordance with Section 3.3 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn Out Payment and the obligation to pay an Earn Out Payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn Out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn Out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn Out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earn Out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn Out Payment for the first Calculation Period.
3.3.4    Timing of Payment of Earn Out Payments. Subject to Section 3.3.2, any Earn Out Payment that Buyer is required to pay pursuant to Section 3.3.1 hereof shall be paid in full no later than five (5) Business Days following the date upon which the determination of Revenue for the applicable Calculation Period becomes final and binding upon the Parties (including any final resolution of any dispute raised by Seller in an Earn Out Calculation Objection Notice). Buyer shall pay to Seller the applicable Earn Out Payment in cash by wire transfer of immediately available funds.
3.3.5    Post-closing Operation of the Company. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn Out Payments hereunder.
3.3.6    Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 3.3 the amount of any Losses to which any Buyer Indemnified Party may be entitled under Section 9 of this Agreement.
3.3.7    No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Earn Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or any of its affiliates, (ii) Seller shall not have any rights as a security holder of Buyer or any of its affiliates as a result of Seller’s contingent right to receive any Earn Out Payment hereunder, and (iii) no interest is payable with respect to any Earn Out Payment.
SECTION 4. CLOSING
4.1    Closing /Closing Date. The closing (the “Closing”) shall take place at the offices of LeClairRyan, A Professional Corporation, 919 E. Main Street, 24th Floor, Richmond, Virginia 23219 at 10:30 a.m. local time on the date mutually agreed to the Parties, but no later than February 28, 2017 (the “Closing Date”). The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 11:59 p.m. Eastern Time on the Closing Date.
4.2    Deliveries of Seller. At or prior to the Closing, Seller shall execute and/or deliver the following items:
4.2.1     A Bill of Sale in a form agreed to by the Parties;
4.2.2    An Assignment and Assumption Agreement in a form agreed to by the Parties;
4.2.3    A copy of the resolutions of the Board of Directors and the shareholder(s) of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereunder;

4.2.4    Copies of the Consents and approvals of all Persons which Seller is required to obtain in order to transfer the Specified Assets to Buyer and to consummate the transactions contemplated by this Agreement;
4.2.5    Evidence, in substance and form reasonably satisfactory to Buyer, that the Specified Assets are being transferred to Buyer free and clear of Encumbrances;
4.2.6    The Facility Lease;
4.2.7    The Services Agreement;
4.2.8    The Disclosure Schedules, updated, as necessary, as of the Closing Date;
4.2.9    The certificate required by Section 7.8.1.4; and
4.2.10    Such additional documents as Buyer may reasonably request.
4.3    Deliveries of Buyer. At or prior to the Closing, Buyer shall execute and/or deliver the following items:
4.3.1    The Purchase Price by wire transfer of immediately available funds pursuant to a wire direction letter provided by Seller to Buyer;
4.3.2    An Assignment and Assumption Agreement in a form agreed to by the Parties;
4.3.3    A copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereunder;
4.3.4    The Facility Lease;
4.3.5    The Services Agreement;
4.3.6    The certificate required by Section 7.8.2.4; and
4.3.7    Such additional documents as Seller may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER
Seller represents and warrants to Buyer and covenants with Buyer, as set forth below in this Section 5.

5.1    Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation. Seller possesses the full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller is qualified or registered in all jurisdictions in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.
5.2    Authority; Non-Contravention.
5.2.1    Seller has the right, power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a legal, valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors’ rights generally.
5.2.2    Except as set forth on Schedule 5.2.2, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Seller will directly or indirectly (with or without notice or lapse of time):
5.2.2.1     contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificates of formation, bylaws, shareholders agreements, or other organizational documents of Seller or (b) any resolution adopted by the Board of Directors of Seller;
5.2.2.2     contravene, conflict with or result in a violation or breach of, or result in a material default under, any provision of, any agreement, contract or other instrument of which Seller is a party or by which the Specified Assets are bound or subject;
5.2.2.3     violate any Law or regulation, or any Judgment, order or decree of any court, Governmental Body, commission, agency or arbitrator, applicable to Seller, any of the Specified Assets or the Business; or,
5.2.2.4     result in the creation of any Encumbrance on the Specified Assets.
5.2.3    Except as set forth on Schedule 5.2.3, Seller neither is nor will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, or the consummation or performance of any of the transactions contemplated hereby.
5.3    Title to Specified Assets. Except as set forth on Schedule 5.3, Seller has good and valid title to all of the Specified Assets and has the right to transfer all rights, title and interest in such Specified Assets, free and clear of any Encumbrance.
5.4    Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened, in each case, that relate to the Specified Assets. Seller is not subject to any outstanding order, decree or ruling issued by any Governmental Body that relates to the Specified Assets.
5.5    Brokerage Fees. No broker, finder or investment banker is entitled to any fee or commission from Seller for services rendered on behalf of Seller in connection with the transactions contemplated by this Agreement.
5.6    Compliance with Laws. Seller has operated and is operating the Business in material compliance with all Laws and regulations, federal, state, provincial or local, domestic or foreign applicable to Seller, the Specified Assets or the Business.
5.7    Assumed Purchase Orders and Contracts. Each purchase order, contract and lease (the “Assumed Contracts”) listed on Schedules 2.1.3.2 or 2.1.3.3 or listed in Section 2.1.3.4 is valid and in full force and effect and, to the Knowledge of the Seller, there is no basis on which an Assumed Contract will cease to be in full force and effect. Seller has complied in all material respects with its obligations under all of the Assumed Contracts and no event has occurred or condition exists which constitutes or can reasonably be expected to constitute a material breach of any such Assumed Contract by the Seller or any other party thereto.
5.8    Intellectual Property. Seller owns, or has the right to use, all of its Intellectual Property. No consents of any Person are required for Buyer to use the Intellectual Property which Seller does not own but has the right to use immediately after the Closing. There is no claim pending or, to the Knowledge of Seller, threatened against Seller alleging that its use of any Intellectual Property infringes upon the rights of any Person and, to the Knowledge of Seller, no Person is infringing upon the rights of Seller in its Intellectual Property. Complete copies of all documents pursuant to which Seller has acquired the right to use its Intellectual Property, or has licensed or otherwise permitted any other Person to use any of such Intellectual Property, have been delivered to Buyer.

5.9    Intentionally Omitted.
5.10    Tax Matters.
5.10.1     Seller has properly prepared and filed, in a timely manner, all Tax Returns, reports, related information and declarations (collectively, “Returns”) related to the Business and required of Seller by applicable Law and has paid or made provision for the payment of all Taxes related to the Business which have or may become due and no extension of time for filing any Return is presently in effect. Except as set forth in Schedule 5.10, Seller has not received any assessment for unpaid Taxes, with respect to the Business, nor has agreed to any extension of time for the assessment of any federal, state, local, provincial, municipal or foreign Taxes related to the Business for any period. Adequate provisions have been made for the payment of all current Taxes related to the Business. There are no liens on the Specified Assets as a result of any Tax liabilities, except for Taxes not yet due and payable.
5.10.2    Seller is not a party to any Proceeding by any Taxing Authority. There are no pending or threatened Proceedings by any Taxing Authority. Seller is not a “foreign person” as that term is used in the Treasury Regulations Section 1.1445-2.
5.11    Product Warranty. Each product sold or delivered by the Business before Closing and Seller’s finished goods inventory to be sold after Closing pursuant to Section 8.8 hereof have been sold and delivered in conformity with all applicable contractual commitments, Laws and all express warranties, and, Seller has no liability for replacement or repair thereof or other damages in connection therewith. No product sold or delivered by the Business, including Seller’s finished goods inventory to be sold after Closing pursuant to Section 8.8, is subject to any guaranty, warranty or other indemnity beyond Seller’s applicable standard terms and conditions of sale, a copy of which has been provided to Buyer before Closing.
5.12    Product Liability. To the Knowledge of Seller, Seller has no liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold or delivered by the Business prior to the Closing.
5.13    Labor and Employment Matters. Schedule 5.13 sets forth a complete and correct list of each employment agreement, severance agreement, deferred compensation agreement or similar arrangements to which Seller is a party or by which it is obligated. Seller has not agreed to pay any of its employees any bonus consideration based on the successful closing of the transactions contemplated under this Agreement. Except as set forth on Schedule 5.13, Seller is not a party to any collective bargaining agreement or similar arrangement with a labor organization, union or work council representing any of its employees. Seller is and has been in full compliance with the terms of all agreements listed on Schedule 5.13. Except as set forth on Schedule 5.13, since January 1, 2013 there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Seller or the Business. There are no material controversies, claims or grievances pending, or, to the Knowledge of Seller, threatened between Seller and any of its employees. Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. Except as set forth on Schedule 5.13, there are no claims against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws. Seller has not taken any action prior to the date hereof that would trigger the WARN Act with respect to Seller.
5.14    Licenses and Permits. Schedule 2.1.1.6 lists all Licenses and Permits required to conduct the Business as it is presently being conducted. All such Licenses and Permits are in full force and effect and, except as set forth on Schedule 2.1.1.6, all of which are assignable. Seller has operated the Business in compliance in all material respects with all of the terms and conditions set forth in such Licenses and Permits. No notice of any violation of any such License or Permit has been received by Seller since January 1, 2016, or, to the Knowledge of Seller, recorded or published, and no proceeding is pending, or, to the Knowledge of Seller, threatened, to revoke any of them. No approval of or filing with a Governmental Body is required in order to consummate the transactions hereunder.
5.15    Financial Statements. Seller has delivered, or as of the Closing Date will have delivered, to Buyer the following financial statements and notes, true and correct copies of which are attached as Schedule 5.15 to this Agreement (collectively, the “Financial Statements”): (a) balance sheets of Seller as of each of December 31, 2014 and December 31, 2015, and the corresponding profit and loss statements of Seller for each of the calendar years ending December 31, 2014 and December 31, 2015; and (b) the balance sheet of Seller as of September 30, 2016, and the corresponding profit and loss statement of Seller as of September 30, 2016.
5.16    Employee Benefit Plans. Except as set forth in Schedule 5.16, Seller maintains no Employee Plans. All Employee Plans listed in Schedule 5.16 are in compliance in all material respects with the requirements prescribed by applicable statutes, orders, governmental rules and regulations, and Seller has complied in all material respects with all applicable laws and regulations in the establishment and administration of the Employee Plans. Seller has performed all obligations required to be performed by it under the Employee Plans, and Seller is not in any respect in material violation of, any of the Employee Plans. All payments which are due for each Employee Plan have been timely paid, and all payments for any period ending on or before the Closing Date which are not yet due have been timely paid or accrued. No action, suit, proceeding, hearing or investigation (other than routine claims for benefits) is pending or threatened with respect to any Employee Plan.
5.17    Environmental Matters.
5.17.1    The operation of the Business and the Specified Assets have been and currently are in compliance in all material respects with the Environmental Permits and Environmental Laws. To the Knowledge of the Seller, there has been no Release or threat of Release of any Hazardous Substances (requiring investigation, assessment, remediation or monitoring under any Environmental Laws) in, on, under, or from any real property owned, leased or used in connection with the ownership or operation of the Business or the Specified Assets. Seller has not received any written or, to Seller’s Knowledge oral, notice from any governmental authority or any third party alleging any non-compliance with or any potential liability under any Environmental Law or Environmental Permit relating to the Business or the Specified Assets.
5.17.2    To the Knowledge of the Seller, no underground storage tanks are located in, on or under any real property owned, leased or used in connection with the ownership or operation of the Business or the Specified Assets. Any aboveground storage tanks used to store Hazardous Substances in or on any real property owned, leased or used in connection with the ownership or operation of the Business or the Specified Assets are in compliance in all material respects with all Environmental Laws.
5.17.3    To the Knowledge of Seller, there is not currently and never has been any material mold, fungal or other microbial growth in or on any of the real property owned, leased or used in connection with the ownership or operation of the Business, or conditions that could reasonably be expected to result in material mold, fungal or microbial growth (e.g. material problems with the heating, ventilation and air conditioning system, water leaks or building materials known to be conducive to material mold, fungal or microbial growth), that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth or to remedy the conditions that could reasonably be expected to result in such material growth.
5.18    Full Disclosure. None of the representations and warranties made in this Section 5 contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller and covenants with Seller, as set forth below in this Section 6.

6.1    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer possesses the full limited liability company power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
6.2    Authority; Non-Contravention. Buyer has the right, power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer has been duly authorized by all necessary corporate action by its board of directors. Buyer’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby: (a) does not constitute a violation of or default under its charter or bylaws; (b) does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any contract to which Buyer is a party or by which Buyer is bound; (c) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or assets, or to the transactions contemplated by this Agreement; and (d) do not require the Consent of any Person. This Agreement constitutes a legal, valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors’ rights generally.
6.3    Brokerage Fees. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with the transactions contemplated by this Agreement.
6.4    Solvency. At and immediately after the Closing, the Buyer will be solvent and capable of meeting its obligations as they become due, and will have assets exceeding its liabilities and a reasonable amount of capital for the conduct of its business.
6.5    Full Disclosure. None of the representations and warranties made in this Section 6 contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 7. PRE-CLOSING COVENANTS; TERMINATION
7.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (in its sole discretion), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice and (b) use reasonable best efforts to maintain and preserve intact the Specified Assets. From the date hereof until Closing, but only to the extent such communications comply with and do not violate any applicable anti-trust Laws, Seller shall consult and review with Buyer regarding all potential purchase orders with customers and suppliers before such purchase orders become effective to aid the Parties in determining which of these purchase orders will be listed on Schedule 2.1.3.2 at Closing.
7.2    Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its representatives, upon reasonable prior written notice, full and free access to and the right to inspect all of the properties, assets, books, records, contracts and other documents related to the Business and the Specified Assets, and (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or any of its representatives may reasonably request.
7.3    No Solicitation of Other Bids. So long as this Agreement has not been properly terminated, Seller shall not, nor shall Seller permit or authorize any of its respective representatives or affiliates to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Specified Assets (an “Acquisition Proposal”), (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.

7.4    Notification of Certain Events. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of any fact, circumstance, event or action, the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business or the Specified Assets, (b) has resulted in, or could reasonably be expected to result in, any representations or warranties made by Seller hereunder not being true and correct or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.8 to be satisfied. Buyer’s receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representations, warranty or agreement given or made by Seller in this Agreement.
7.5    Union Contract. Prior to Closing, Seller and Buyer will utilize best efforts to negotiate with the labor organization representing Seller’s union employees and reach an agreement allowing the assignment of the Collective Bargaining Agreement between Seller and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union AFL-CIO, CLC on behalf of Local Union 5852-22 (the “Union”) dated October 1, 2013, as amended (the “Union Contract”), from Seller to Buyer, with terms reasonably acceptable to Buyer in its sole discretion. The Parties acknowledge that assignment of the Union Contract from Seller to Buyer is Buyer’s preference. Alternatively, Buyer may agree, in its sole discretion, to enter into a new collective bargaining agreement with the Union, which new agreement would terminate the current Union Contract with Seller, so long as the financial terms of such new agreement are similar to or the same as the proposed assignment of the Union Contract. Whichever contractual method is agreed upon, the Buyer Benefit Plans anticipated by Schedule 8.2.1 shall be substituted for Seller’s like plans.
7.6    Finished Goods Inventory. From the date hereof through the Closing Date, Seller will complete, as far as reasonably possible with the aim not to impair the continuity of the Business, all work-in-process and move all products into finished goods.
7.7    Accomplishment of Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7.8 hereof.
7.8    Conditions to Closing.
7.8.1    The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver of each of the following conditions:
7.8.1.1    The representations and warranties of Seller contained in Section 5.1 through 5.3 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
7.8.1.2    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including, but not limited to the deliveries contemplated by Section 4.2.
7.8.1.3    No Legal Proceeding shall have been commenced against Seller or Buyer, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.
7.8.1.4    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.8.1.1 and Section 7.8.1.2 have been satisfied.
7.8.1.5    Buyer has received advice from its counsel, reasonably satisfactory to Buyer in its sole discretion, that the transaction contemplated by this Agreement shall not require regulatory anti-trust approval, or if such regulatory approval is required, the Parties have obtained all such anti-trust approvals or the applicable waiting periods have expired.
7.8.1.6    Buyer shall be satisfied, in is sole discretion, that the Union Contract has been assigned from Seller to Buyer or that a new collective bargaining agreement has been entered into between Buyer and the Union, whichever method is chosen, on financial terms reasonably acceptable to Buyer.
7.8.1.7    No Material Adverse Change shall have occurred with respect to the Business or the Specified Assets.
7.8.2    The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver of each of the following conditions:
7.8.2.1    The representations and warranties of Buyer contained in Section 6.1 and 6.2 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
7.8.2.2    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including, but not limited to the deliveries contemplated by Section 4.3.
7.8.2.3    No Legal Proceeding shall have been commenced against Seller or Buyer, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Body, and be in effect, which restrains or prohibits any transaction contemplated hereby.
7.8.2.4    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.8.2.1and Section 7.8.2.2 have been satisfied.
7.9    Termination.
7.9.1    Termination Generally. This Agreement may be terminated at any time prior to the Closing:
7.9.1.1    By the mutual and written consent of the Parties hereto;
7.9.1.2    By Seller by written notice to Buyer if: (i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.8.2, or (ii) any of the conditions set forth in Section 7.8.2 shall not have been, or likely will not be, fulfilled by February 28, 2017, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
7.9.1.3    By Buyer by written notice to Seller if: (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.8.1, or (ii) any of the conditions set forth in Section 7.8.1 shall not have been, or likely will not be, fulfilled by February 28, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
7.9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Sections 7.9.1.1 (unless otherwise agreed in writing between the Parties in the mutually termination agreement), 7.9.1.2(ii), or 7.9.1.3, the Deposit shall be immediately returned to Buyer and this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Section 7.9 and Section 10 hereof; and (b) that nothing herein shall relieve any party hereto form liability for any willful breach of any provision hereof. However, in the event of the termination of this Agreement in accordance with Sections 7.9.1.2(i), the Deposit shall be paid to Seller and this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Section 7.9 and Section 10 hereof; and (b) that nothing herein shall relieve any party hereto form liability for any willful breach of any provision hereof.

SECTION 8. POST-CLOSING COVENANTS
8.1    Post-Closing Cooperation of the Parties; Further Assurances. From and after the Closing Date: (a) Seller shall cooperate with Buyer to transfer to Buyer the full title, control and enjoyment of the Specified Assets; (b) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by it or found to be in its possession which pertain to the Specified Assets; and (c) Seller shall cooperate with Buyer and its auditors with respect to requests for financial information relating to the Business prior to Closing, which financial information may be required to be reviewed, audited and publicly reported, pursuant to GAAP and/or applicable Law. In furtherance of the foregoing, Buyer shall promptly take all actions and do all things necessary in order for Buyer to take physical possession of the Specified Assets which constitute tangible personal property. Seller shall provide Buyer with access, upon reasonable prior notice from Buyer, to the Specified Assets to permit Buyer to comply with its obligations hereunder. At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, Seller shall execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement.

8.2    Employees.

8.2.1    Employees Generally. Schedule 8.2.1 contains a list of all employees of Seller employed in the Business and sets forth for each the following: (i) name, (ii) title or position, (iii) hire date, (iv) current annual compensation, (v) commission, bonus or incentive based compensation, and (vi) general description of Seller’s fringe benefits and accrued vacation and sick leave policies. The Parties agree that Schedule 8.2.1 shall be updated and delivered with information current as of the Closing Date, with the addition of specific vacation and sick leave accrual information for each employee as of the Closing Date. Except as set forth below, and save as otherwise agreed between the Parties at the end of the negotiation with the Union (as provided under Section 7.5 above), at Closing, the employment by Seller of all such employees shall be terminated. Buyer shall offer employment to all employees of the Business upon such terms and with any such employee benefit plan (collectively, “Buyer Benefit Plans”) as Buyer determines; provided that three to five individuals, to be identified by Seller before Closing (collectively, “Seller’s Employees”), shall remain Seller employees to manage, supervise and oversee the Seller Ongoing Operation post-Closing. The employees who elect to become employees of Buyer are referred to as “Transferred Employees.” Unless otherwise required by applicable Law or otherwise prohibited by the Buyer Benefit Plans, Transferred Employees shall be eligible for Buyer Benefit Plans effective as of the commencement date of each employee’s employment with Buyer and, unless otherwise required by applicable Law or otherwise prohibited by such Buyer Benefit Plan, Buyer shall recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes. Additionally, Buyer shall assume liability for the Transferred Employees’ vacation and sick leave accrued by Seller prior to Closing. Buyer agrees and acknowledges that it will be responsible for providing or continuing group health plan continuation coverage under Section 4980B of the Internal Revenue Code and Sections 601 through 609 of ERISA (“COBRA”) to all “M&A qualified beneficiaries” as required by COBRA and Treasury Regulation Section 54.4980B-9 .

8.2.2    Union Employees. For the avoidance of doubt, Buyer shall not assume any liability with respect to Seller’s union employees’ pension liability.

8.3    Non-Competition, Non-Solicitation Confidentiality Covenants of Seller.

8.3.1    Confidentiality.

8.3.1.1.    Seller has had access to, and familiarity with, the Proprietary and Confidential Information, which is known only to the shareholders, officers, directors of the Seller or other employees, former employees, consultants or others in a confidential information relationship with the Seller. Without the prior written consent of Buyer, Seller hereby covenants and agrees that from and after the date hereof, Seller shall not disclose to any other Person or use in any manner any Proprietary and Confidential Information; provided, however, that Seller may disclose or use any such Proprietary and Confidential Information (i) as it becomes generally available to the public other than through a breach of this Agreement by Seller or any of its Affiliates and representatives, (ii) as it becomes available to Seller on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives, provided that such source is not bound by a confidentiality agreement or other obligations of secrecy, (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Body having or claiming to have jurisdiction over Seller, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any governmental approval or consent required in order to consummate the transactions contemplated by this Agreement, (v) as may be necessary to establish Seller’s rights under this Agreement or (vi) as may be consented to in writing by Buyer or as may be necessary in Seller’s performance of duties on behalf of Buyer following the date hereof; provided, further that in the case of clauses (iii) and (iv) above, Seller will promptly notify Buyer and, to the extent practicable, provide Buyer a reasonable opportunity to prevent public disclosure of such Proprietary and Confidential Information prior to use or disclosure thereof. Seller acknowledges responsibility for disclosures caused by Seller and any of its respective Affiliates and representatives.

8.3.1.2.    For purposes of this Agreement, “Proprietary and Confidential Information” means any information of the Business that is not generally known to the public or to the Seller’s competitors in the industry, is used in the Business, and gives the Business an advantage over businesses that do not know the information. “Proprietary and Confidential Information” includes know-how, trade secrets, client lists, supplier lists, referral source lists, computer software or data of any sort developed or compiled by the Seller, algorithms, source or other computer code, requirements and specifications, procedures, security practices, regulatory compliance information, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Seller with respect to the Business.

8.3.2    Non-competition and Non-solicitation Covenants. In consideration of the purchase by Buyer of the Specified Assets, Seller shall not, and shall cause its Affiliates, directors, officers and shareholders not to, during the Non-Compete Period and within the Territory, in any manner, directly or indirectly or by assisting any other Person, (i) own, control, manage, engage in, fund, finance or be a consultant for any business competitive with the Business, except that the ownership of Seller of not more than three percent of the shares of stock of any corporation having a class of equity securities actively traded on an national securities exchange or on NASDAQ shall not be deemed by violate the prohibitions of this paragraph, (ii) knowingly sell or distribute in the Territory stainless steel pipe and tube, regardless of where the pipe and tube is manufactured, except as a partner of Buyer or one of its Affiliates, including selling to third parties that Seller knows ultimately distribute these product lines into the Territory, (iii) recruit, solicit, induce or hire (except as a result of a general advertisement), or attempt to recruit, solicit, induce or hire, any of the Transferred Employees or employees of Buyer (or any of its Affiliates) to terminate their employment with, or otherwise cease their relationship with, Buyer (or any of its Affiliates), or (iv) solicit, divert, reduce or otherwise modify or attempt to solicit, divert, reduce or otherwise modify, the business of the clients, suppliers, licensors, licensees, franchisees, customers, accounts or business relations, or prospective clients, suppliers, licensors, licensees, franchisees, customers, accounts or business relations, of the Business. Notwithstanding the foregoing, these restrictive Non-Competition and Non-Solicitation covenants shall not restrict Seller or its Affiliates from selling products into North America that Buyer and its Affiliates do not currently offer, including, but not limited to, any product manufactured and sold by Seller Ongoing Operation .

8.3.3    In the event a judicial or arbitral determination is made that any provision of this Section 8.3 constitutes an unreasonable or otherwise unenforceable restriction against Seller, provisions of this Section 8.3 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 8.3 and to apply the provisions of this Section 8.3 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. If any restriction set forth in this Section 8.3 is found by any court of competent jurisdiction or arbitration panel to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it is the intent of the Parties hereto that it extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.3.4    The restrictions contained in this Section 8.3 are necessary for the protection of the business and goodwill of Buyer and are considered by Seller to be reasonable for such purpose. Seller expressly acknowledges the value of the consideration received in connection with this Section 8.3, agrees that any breach of this Section 8.3 will cause Buyer substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available at law or equity, Buyer shall have the right to seek specific performance and injunctive relief.

8.4	Taxes.

8.4.1    To the extent any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (“Transfer Taxes”) are imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby, such Transfer Taxes shall be borne by Buyer. The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The Party required by law to file a Tax Return, if any, with respect to such Transfer Taxes shall do so within the time period prescribed by law.

8.4.2    Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax proceeding relating to the Specified Assets or the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to retain all books and records with respect to Tax matters pertinent to the Specified Assets relating to any taxable period beginning before the Closing Date until the longer of (x) sixty (60) days after the expiration of the statute of limitations of the respective taxable periods or (y) six years, and to abide by all record retention agreements entered into with any Taxing Authority to the extent related to the Specified Assets or the Business.

8.4.3    Bulk Sales Law. The Parties hereto waive compliance with the provisions of any “bulk sales laws” or similar Laws of any state or other jurisdiction which may be applicable to the transactions contemplated hereby or that may otherwise be applicable with respect to the sale of any or all of the Specified Assets to Buyer.

8.5    Public Announcements. Shortly after the date of this Agreement, Buyer, or an Affiliate of Buyer, will issue a Form 8-K (including press release), Form 8-K/A and other securities filings (collectively, the “Filings”) referencing the execution of this Agreement, the parties hereto and other material terms. Except in such Filings and other subsequent filings that may be required by securities Law, neither Seller nor Buyer shall disclose to any Person, other than an Affiliate of such Party, the financial or other terms of this Agreement without the prior written consent of the other Party, unless required to do so by a Governmental Body or Law or in accordance with the terms hereof. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Parties hereto (and each employee, representative or other agent of a Party) may disclose to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to the Parties relating to such Tax treatment and Tax structure.

8.6    Assignment of Warranties. At Closing, Seller shall assign all supplier/manufacturer warranties regarding the Specified Assets to Buyer, including, but not limited to, any such warranties on the Equipment and raw material Inventory.

8.7    Facility Lease.

8.7.1    At Closing, Seller and Buyer shall enter into a facility lease, the form of which is attached hereto as Exhibit B (the “Facility Lease”), for the Facility.

8.7.2    At the conclusion of the Facility Lease term, Buyer will be responsible for moving or disposing of all of the Specified Assets at the Facility, with the exception of the pickling equipment. Buyer shall pay the cost to disassemble the pickling equipment and dispose of the waste. However, Seller and its affiliates will retain all environmental liabilities associated with the pickling operation both before and after Closing, unless caused by gross negligence or wilful misconduct of the Buyer during the occupancy of the Facility.

8.8    Operations Post-Closing.

8.8.1    At Closing, Seller and Buyer shall enter into a Services Agreement, the form of which is attached hereto as Exhibit C (the “Services Agreement”), which shall detail, among other things, the agreements set forth in this Section 8.8.

8.8.2    Seller’s Finished Goods Inventory. After Closing, Seller’s finished goods inventory will be stored, free of charge, at the Facility. For Seller’s custom-made finished goods inventory at Closing, Seller’s Employees will sell those goods to the end customer at the pre-Closing agreed upon price negotiated between Seller and the customer and Seller will pay to Buyer a handling charge as detailed in the Services Agreement. For Seller’s stock/commodity finished goods inventory (the overwhelming majority of which is ten inches or less in outside diameter), Buyer will sell all of this inventory for the best possible commercially available price - which in any case shall not be lower than the price received by Buyer (or any of its Affiliates) for the sale of its products in the same range - as supervised by Seller’s Employees on-site, alternating sales of Buyer’s like products, on a one for one basis, until all of Seller’s stock/commodity finished goods inventory is sold, with the goal to sell the entire pre-Closing finished goods inventory stock within one (1) year of Closing. The relevant sales proceeds (for Seller’s pre-Closing inventory), less the applicable handling fee, shall be paid by the relevant customers directly to Seller’s bank account and Seller will pay thereafter to Buyer a handling charge as detailed in the Services Agreement.

8.8.3    Obsolete and Scrap Inventory. Obsolete and scrap inventory generated before Closing will be sold off by Seller’s Employees in a manner similar to Seller’s pre-Closing custom-made finished goods inventory, with the proceeds paid directly to Seller, who will thereafter pay to Buyer a handling charge detailed in the Services Agreement. Seller’s Employees will also be responsible for selling off any galvanized scrap material generated before and after Closing, with Seller receiving the proceeds and thereafter paying to Buyer a handling charge as detailed in the Services Agreement. The relevant sales proceeds, less the applicable handling fee, shall be paid by the relevant customers directly to Seller’s bank account. For the avoidance of confusion, obsolete and scrap stainless inventory generated after Closing will be sold off by Buyer, and Buyer will retain those proceeds.

8.8.4    Seller’s Employees. Seller’s Employees on-site will provide oversight to the processes described in this Section 8.8 to provide assurances that Seller is receiving payments when Buyer has carried out the relevant sale and that Buyer is receiving the best available prices for stock/commodity inventory. The Parties shall meet every quarter in order to monitor the sales process and, if necessary, plan how to progress.

8.8.5    Seller Ongoing Operation Post-Closing. Following Closing, Seller will be responsible for purchasing all galvanized raw material and supplies, the sale of galvanized finished goods and the repairs and upkeep on the high frequency mills and their associated equipment. As it will not be possible to break out the galvanized equipment for insurance and property tax purposes, Buyer will pay for these expenses for all of the equipment owned by Buyer and associated with the Seller Ongoing Operation and charge Seller its pro-rata share, which Seller shall reimburse upon demand. All Transferred Employees performing work on the Seller Ongoing Operation (union production and maintenance personnel) will be billed monthly to Seller at a fully loaded rate per hour that includes all fringe benefits, overtime, payroll taxes, cost of workers’ compensation coverage, etc. Seller shall pay such invoices immediately. Buyer will not charge Seller any fee or mark-up on these costs. Buyer will be responsible for paying all utility bills during the Facility Lease term and will invoice Seller an agreed upon share of monthly utilities for the Seller Ongoing Operation.

8.8.6    Buyer’s Right to use certain Excluded Assets Post-Closing. Following Closing and until the expiry of the Facility Lease, Buyer shall have the right to use one (1) forklift and up to two (2) maintenance milling machines amongst those listed under Schedule 2.1.2.9 (the “Loaned Equipment”) which will remain in the ownership of the Seller and will continue to be also used by the Seller in connection with the Seller Ongoing Operation. The Parties shall use their best efforts to share in good faith the use of the Loaned Equipment on the basis of their actual production needs. Buyer acknowledges and agrees that, notwithstanding anything else to the contrary in this Agreement, Seller does not provide any representation or warranty as to the status or conditions or operation of the Loaned Equipment, nor undertakes any obligation to repair, maintain or replace the Loaned Equipment, or to indemnify the Buyer for any damage suffered if the Loaned Equipment should cease to be usable or operating.

8.9    Product Warranty Claims. If, following the Closing, Buyer receives a claim from any of its customers or any of the former customers of Seller that any of the Specified Assets or any other goods manufactured or sold by Seller prior to the Closing contain or suffer from any non-compliance with the terms or specifications of the purchase order or contract or makes any other warranty claim and, that as a result thereof, said customer has elected to either (i) reject the goods manufactured or sold by Seller, or (ii) claim a full or partial credit for the cost of such goods against any amounts owed to Buyer, then Buyer promptly shall notify Seller of such claim. Upon receipt of such notification, Seller shall have ten (10) days in which to determine whether to accept or reject each product warranty claim. If a product warranty claim is rejected by the Seller on commercially reasonable grounds, then Buyer may resolve such product warranty claim in any manner that Buyer deems necessary and appropriate under the circumstances and, to the extent that the relevant customer should obtain a valid and enforceable order from a competent court confirming that the claim is grounded and ordering Buyer to pay the customer to satisfy such product warranty, then Buyer may seek to recover its reasonable costs and expenses from Seller under and pursuant to the terms of Section 8 of this Agreement. If Seller elects to accept any product warranty claims made by customers following the Closing, Seller shall assist Buyer in the resolution of such product warranty claims as more particularly described below. Seller may elect to either (x) pay the customer for the product plus freight in exchange for returned product, if any, or (y) request that Buyer repair, remanufacture or replace the product and reimburse Buyer for Buyer’s actual costs (including depreciation costs, if any, and freight) in remanufacturing, repairing or replacing the product, less a credit for the amount of returned product based upon market value. In such a case, the Parties shall act in good faith to reach an agreement on the amount due by the Seller and the Seller shall make any such agreed reimbursement to Buyer within five (5) business days following the date of the agreement.

SECTION 9. INDEMNIFICATION
9.1    Indemnification.
9.1.1    From and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and each of its Affiliates and their respective directors, officers, employees, agents and representatives (each a “Buyer Indemnified Party”) from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages, payments, costs and expenses (including, the costs and expenses of any and all actions, suits, Proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Buyer Indemnified Party relating to, resulting from or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement, (ii) any breach by Seller of any of the representations and warranties contained in Section 5 hereof, (iii) any Excluded Liability, including without limitation, the Union Contract (before Closing) and the Union’s pension liability, (iv) the operation by Seller of the Business (which in this instance includes the Seller Ongoing Operation) or its ownership, use or operation of the Specified Assets prior to the Closing, (v) Seller’s Employees, (vi) any and all environmental liabilities associated with the pickling operation, the Facility and the areas hosting the Equipment in the Specified Assets and arisen either before and after Closing, unless such environmental liabilities have been caused by gross negligence or willful misconduct of the Buyer (or any of its Affiliate) in the occupancy of the Facility post-Closing, and (vii) the operation of the Seller Ongoing Operation and its related assets at the Facility after Closing.
9.1.2    From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and each of its Affiliates and their respective directors, officers, employees, agents and representatives (each a “Seller Indemnified Party”) from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnified Party relating to, resulting from or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, (ii) any breach by Buyer of any of the representations and warranties contained in Section 6 hereof, (iii) the Specified Liabilities, and (iv) the operation by Buyer of the ownership, use or operation of the Specified Assets after the Closing.
9.1.3    Except for the right to seek specific performance, which right or remedy shall not be affected or diminished hereby, the rights and remedies of Seller and Buyer under this Section 9 are exclusive and in lieu of such rights and remedies as Seller and Buyer may have under this Agreement, under applicable Law or in equity or otherwise for any breach of representation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto (whether willful, intentional or otherwise), except in the event of fraud.
9.1.4    Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party required to provide indemnification under this Agreement (an “Indemnifying Party”)) any amount in excess of the actual damages, court costs and reasonable attorneys’ fees and disbursements suffered by such Party. In furtherance of the foregoing, Buyer and Seller hereby irrevocably waive any right to recover punitive, indirect, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third Party Claim).
9.1.5    Any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise provided by law.
9.1.6    Notwithstanding the foregoing provisions of this Section 9, neither Seller nor Buyer shall be liable under Sections 9.1.1(ii) or 9.1.2(ii) unless and until the aggregate amount of liability thereunder exceeds $25,000 (the “Basket”), in which event the Indemnitee shall be entitled to indemnification thereunder only for the amount such liability exceeds the Basket, provided, however, that the total amount recoverable pursuant to Sections 9.1.1(ii) or 9.1.2(ii) shall not exceed $1,500,000 (the “Indemnity Limit”); provided further, however, that the Basket and the Indemnity Limit shall not apply in the event of (i) fraud or intentional misconduct, (ii) a breach by Seller of the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.10, 5.12, 5.16 and 5.17 or (iii) a breach by Buyer of the representations and warranties set forth in Sections 6.1, 6.2 and 6.3.
9.1.7    All of the representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until eighteen (18) months after the Closing Date, except that (i) the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.10, 5.12, 5.16, 5.17, 6.1, 6.2 and 6.3 shall survive until the expiration of the applicable statute of limitations, at which time they shall lapse and (ii) any representation or warranty as to which an Indemnifiable Loss shall have been asserted in writing during the applicable survival period (which writing shall state with reasonable specificity the nature and amount of such Indemnifiable Loss) shall continue in effect with respect to such Indemnifiable Loss until such Indemnifiable Loss shall have been finally resolved or settled, provided that notice of the inaccuracy or breach or potential inaccuracy or breach thereof or other claim giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The covenants and agreements contained in this Agreement shall remain in effect until the expiration of such covenants and agreements pursuant to their express terms.
9.1.8    Defense of Claims. If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or Proceeding made or brought by any Person who is not a Party to this

Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the following terms and provisions shall apply:
9.1.8.1     The Indemnitee shall give written notice to the Indemnifying Party of any Third Party Claim which might give rise to a claim for indemnification, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of the Indemnitee in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay and then only to the extent so prejudiced.
9.1.8.2     If any Third Party Claim is brought against an Indemnitee with respect to which the Indemnifying Party may have an obligation to indemnify, the Third Party Claim shall be defended by the Indemnifying Party and such defense shall include all proceedings and appeals which counsel for the Indemnitee shall deem reasonably appropriate.
9.1.8.3     Notwithstanding the provisions of the previous subsection, until the Indemnifying Party shall have assumed the defense of any such Third Party Claim, the defense shall be handled by the Indemnitee. Furthermore, (i) if the Indemnitee shall have reasonably concluded that there are likely to be defenses available to the Indemnitee that are different from or in addition to those available to the Indemnifying Party; (ii) if the Indemnifying Party fails to provide the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnifying Party has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Third Party Claims; (iii) if the Third Party Claim involves other than money damages and seeks injunctive or other equitable relief; (iv) the Third Party Claim involves a customer, competitor or a supplier of the Business; or (v) if a judgment against the Indemnitee will, in the good faith opinion of the Indemnitee, establish a custom or precedent which will be adverse to the best interests of its continuing business, the Indemnifying Party shall not be entitled to assume the defense of the Third Party Claim and the defense shall be handled by the Indemnitee. If the defense of the Third Party Claim is handled by the Indemnitee under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnitee in conducting such defense. Notwithstanding the foregoing, any product warranty claims pursuant to Section 8.9 that also trigger indemnification obligations under this Section 9 shall be defended utilizing a joint defense between Seller and Buyer, with Seller, as the Indemnifying Party, paying all costs of such joint defense.
9.1.8.4     In any Third Party Claim defended by the Indemnifying Party (i) the Indemnitee shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnifying Party shall keep the Indemnitee fully informed as to the status of such Third Party Claim at all stages thereof, whether or not the Indemnitee is represented by its own counsel, (iii) the Indemnifying Party shall make available to the Indemnitee, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Third Party Claim and (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of the Third Party Claim.
9.1.8.5     In any Third Party Claim, the party defending the same shall not make any settlement of any claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnitee or its assets, employees or business, or relief which the Indemnitee reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.
SECTION 10. OTHER PROVISIONS
10.1    Fees and Expenses. Except with respect to indemnification claims which shall be governed by Section 9, Buyer shall pay all of the fees and expenses incurred by Buyer, and Seller shall pay all of the fees and expenses incurred by Seller, in negotiating and preparing this Agreement (and all other agreements and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

10.2    Notices. All notices and other communications hereunder shall be in writing an shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address or facsimile number specified below (or at such other address or facsimile address for a Party as shall be specified by like notice; provided that notices of a change of address or facsimile number shall be effective only upon receipt thereof):
If to Buyer, to:

Bristol Metals, LLC
c/o Synalloy Corporation
4510 Cox Road, Suite 201
Glen Allen, Virginia 23060
Attention: Craig Bram, CEO
Telephone: (804) 822-3261
Facsimile: (804) 822-3270

With copies to:

LeClairRyan, A Professional Corporation
Riverfront Plaza, East Tower
919 East Main Street
Richmond, Virginia 23219
Attention: John C. Selbach, Esq.
Telephone: (804) 343-4388
Facsimile: (804) 916-7288

If to Seller, to:

Marcegaglia USA, Inc.
c/o Marcegaglia Specialties Spa
Via Bresciani, 16
46040 Gazoldo degli Ippoliti, MN - Italy
Attn: Antonio Marcegaglia, Chairman and CEO
Telephone: +39 0376 685430
Fax: +39 0379 657901

With copies to:

Marcegaglia Specialties Spa
Via Bresciani, 16
46040 Gazoldo degli Ippoliti, MN - Italy
Attn: Avv. Elisa Scihanick, Corporate General Counsel
Telephone: +39 0376 685432
Fax: +39 0379 685656
10.3    Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, between Buyer and Seller, states the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. The Agreements and the Exhibits and Schedules hereto may be amended at any time prior to Closing provided that any such amendment is approved in writing by each of the Parties.

10.4    Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer and the Seller and their respective successors and assigns. No Party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other Party.
10.5    Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
10.6    Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.
10.7    Offset. Neither Party shall have the right of offset under this Agreement.
10.8    Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.
10.9    Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.
10.10    References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.
10.11    Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
10.12    Jurisdiction and Process. In any action between or among any of the Parties arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no Party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.2, and (d) the substantially prevailing Party shall be entitled to recover their reasonable attorneys’ fees, costs, and disbursements from the other Parties (in addition to any other relief which the substantially prevailing Party may be entitled).
10.13    No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the Parties hereto.

[Signature page follows]

INTENDING TO BE LEGALLY BOUND HEREBY, the Parties have executed or caused to be executed this Asset Purchase Agreement effective as of the day and year first above written.

BRISTOL METALS, LLC

By: ________________________________
Name:
Title:

MARCEGAGLIA USA, INC.

By: ________________________________
Name:
Title:

The undersigned, Marcegaglia Specialties Spa, a company organized under the laws of Italy, hereby unconditionally guarantees the obligations of Marcegaglia USA, Inc. set forth in Sections 5, 8.3 and 9 of this Agreement, subject to the terms and conditions set forth therein.

MARCEGAGLIA SPECIALTIES SPA

By: ________________________________
Name:
Title:

The undersigned, Synalloy Corporation, a Delaware corporation, hereby unconditionally guarantees the obligations of Bristol Metals, LLC set forth in Section 3.3 of this Agreement, subject to the terms and conditions set forth therein.

SYNALLOY CORPORATION

By: ________________________________
Name:
Title:

EXHIBIT 1

DEFINED TERMS

“Acquisition Proposal” shall have the meaning given to such term in Section 7.3 herein.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more subsidiaries, controls or is controlled by, or is under common control with, such Person.

“Agreement” shall have the meaning given to such term in the Introduction herein.

“Assumed Contracts” shall have the meaning given to such term in Section 5.7 herein.

“Basket” shall have the meaning given to such term in Section 9.1.6 herein.

“Business” shall have the meaning given to such term in the Recitals herein.

“Buyer” shall have the meaning given to such term in the Introduction herein.

“Buyer Benefit Plans” shall have the meaning given to such term in Section 8.1.1 herein.

“Buyer Indemnified Party” shall have the meaning given to such term in Section 9.1.1 herein.

“Calculation Period” means each successive three month period during the Earn Out Period, beginning with the first three month period following the Closing Date.

“Closing” shall have the meaning given to such term in Section 4.1 herein.

“Closing Date” shall have the meaning given to such term in Section 4.1 herein.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

“Customer Lists” shall have the meaning given to such term in Section 2.1.1.3 herein.

“Deposit” shall have the meaning given to such term in Section 3.1.2 herein.

“Earn Out Calculation” shall have the meaning given to such term in Section 3.3.2.1 herein.

“Earn Out Calculation Delivery Date” shall have the meaning given to such term in Section 3.3.2.1 herein.

“Earn Out Calculation Objection Notice” shall have the meaning given to such term in Section 3.3.2.2 herein.

“Earn Out Calculation Statement” shall have the meaning given to such term in Section 3.3.2.1 herein.

“Earn Out Payment” shall have the meaning given to such term in Section 3.3.1 herein.

“Earn Out Period” means the four year period following the Closing Date.

“Employee Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is sponsored by the Seller for employees of the Seller.

“Encumbrance” means any liens, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, hypothecate or other encumbrance, claim, burden or charge of any nature.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equipment” shall have the meaning given to such term in Section 2.1.1.2 herein.

“Escrow Agent” means LeClairRyan, A Professional Corporation.

“Escrow Agreement” shall have the meaning given to such term in Section 3.1.2 herein.

“Excluded Assets” shall have the meaning given to such term in Section 2.1.2 herein.

“Excluded Liabilities” shall have the meaning given to such term in Section 2.1.4 herein.

“Facility” shall have the meaning given to such term in Section 2.1.2.6 herein.

“Facility Lease” shall have the meaning given to such term in Section 8.6.1 herein.

“Filings” shall have the meaning given to such term in Section 8.4 herein.

“Financial Statements” shall have the meaning given to such term in Section 5.19 herein.

“GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

“Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, provincial, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board (including any federal, state, provincial or local board(s) of medicine), instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (c) multi-national organization or body; or (d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, policy, military or taxing authority or power of any nature.

"including" means including but not limited to.

“Indemnifiable Loss” shall have the meaning given to such term in Section 9.1.1 herein.

“Indemnifying Party” shall have the meaning given to such term in Section 9.1.4 herein.

“Indemnitee” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnity Limit” shall have the meaning given to such term in Section 9.1.6 herein.

“Inventory” shall have the meaning given to such term in Section 2.1.1.1 herein.

“Judgment” means any order, writ, injunction, citation, award, decree, administrative order or agreement or other judgment of any nature of any Governmental Body.

“Knowledge of Seller” and similar phrases means that neither Antonio Marcegaglia, Lorenzo Biagi nor Marco Costi had knowledge that the statement made is incorrect.

“Law” means any provision of any foreign, federal, state, provincial or local law, common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.

“Licenses and Permits” shall have the meaning given to such term in Section 2.1.1.6 herein.

“Material Adverse Change” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Specified Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof.

“Non-Compete Period” shall mean a period of ten (10) years after the Closing Date.

“Party” and “Parties” shall have the meaning given to such terms in the Introduction herein.

“Person” means any individual, Entity or Governmental Body.

“Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

“Proprietary and Confidential Information” shall have the meaning given to such term in Section 8.2.1.2 herein.

“Purchase Price” shall have the meaning given to such term in Section 3.1.1 herein.

“Returns” shall have the meaning given to such term in Section 5.12.1 herein.

“Revenue” means, with respect to any Calculation Period, gross sales generated by Buyer of small diameter stainless steel pipe and tube (outside diameter of ten inches or less) determined in accordance with GAAP.

“Review Period” shall have the meaning given to such term in Section 3.3.2.2 herein.

“Seller” shall have the meaning given to such term in the Introduction herein.

“Seller’s Employees” shall have the meaning given to such term in Section 8.1.1 herein.

“Seller Indemnified Party” shall have the meaning given to such term in Section 9.1.2 herein.

“Seller Ongoing Operation” means the galvanized pipe and tube manufacturing business and the stainless steel squares, rectangles and rounds tubes manufacturing business for ornamental or automotive application of Seller operating at the Facility before and after the Closing, as more fully described in the Services Agreement.

“Services Agreement” shall have the meaning given to such term in Section 8.7.1 herein.

“Specified Assets” shall have the meaning given to such term in Section 2.1.1 herein.

“Specified Liabilities” shall have the meaning given to such term in Section 2.1.3 herein.

“Tax” means: (a) any foreign, federal, state, provincial or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, escheat, unclaimed property, retirement or other tax of any nature; or (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-Governmental Body exercising tax regulatory authority.

“Tax Returns” means all federal, state, provincial, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendments thereto.

“Territory” means the North America.

“Third Party Claim” shall have the meaning given to such term in Section 9.1.8 herein.

“Transfer Taxes” shall have the meaning given to such term in Section 8.3.1 herein.

“Transferred Employees” shall have the meaning given to such term in Section 8.1.1 herein.

“Union” shall have the meaning given to such term in Section 7.5 herein.

“Union Contract” shall have the meaning given to such term in Section 7.5 herein.

EXHIBITS AND SCHEDULES

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Form of Facility Lease
Exhibit C	—	Form of Services Agreement

Schedule 2.1.1.1	—	Inventory (at or before Closing)
Schedule 2.1.1.2	—	Equipment
Schedule 2.1.1.6	—	Licenses and Permits (at or before Closing)
Schedule 2.1.2.2	—	Seller’s Finished Goods Inventory (at or before Closing)
Schedule 2.1.2.9	—	Seller Ongoing Operation Equipment
Schedule 2.1.3.1	—	Transferred Employees Accrued Leave (at or before Closing)
Schedule 2.1.3.2	—	Assumed Purchase Orders (at or before Closing)
Schedule 2.1.3.3	—	Assumed Trade Accounts Payable (at or before Closing)
Schedule 3.2	—	Allocation Statement (at or before Closing)
Schedule 5.2.2	—	Non-Contravention
Schedule 5.2.3	—	Consents
Schedule 5.3	—	Title to Specified Assets
Schedule 5.10	—	Taxes
Schedule 5.13	—	Labor and Employment Matters
Schedule 5.15	—	Financial Statements
Schedule 5.16	—	Employee Benefit Plans
Schedule 8.2.1	—	Employees

Exhibit A
Form of Escrow Agreement
See attached.

Exhibit B
Form of Facility Lease
See attached.

Exhibit C
Form of Services Agreement
See attached.

AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”), effective as of February 28, 2017, is entered into by and between Marcegaglia USA, Inc., a Pennsylvania corporation (“Seller”), and Bristol Metals, LLC, a Tennessee limited liability company (“Buyer”). Seller and Buyer may each be referred to herein individually as a “Party” and together as the “Parties”.

WHEREAS, Seller and Buyer entered into an Asset Purchase Agreement dated December 9, 2016 (the “Agreement”); and

WHEREAS, Seller and Buyer now wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

2.This Amendment shall be effective as of the date first written above.

3.This Amendment is an amendment to the Agreement and confirms additional agreements on the matters set forth below between Seller and Buyer.

4.Section 2.1.1 of the Agreement is hereby amended by adding the following as a new Section 2.1.1.8 at the end of Section 2.1.1:

“2.1.1.8    All of Seller’s finished goods inventory owned by Seller on the Closing Date and listed on Schedule 2.1.1.8 (the “Finished Goods Inventory”).”

5.Section 2.1.2.2 of the Agreement is hereby deleted in its entirety.

6.Section 2.1.2.9 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.1.2.9    The two high frequency mills and all other equipment associated solely with the Seller Ongoing Operation including relative tooling and supplies, the cranes, Mill 4, the Drever furnace and the other miscellaneous equipment, associated solely with the Seller Ongoing Operation, dismantled, obsolete and not in use (i.e. those under the “big top”) and the other equipment listed on Schedule 2.1.2.9.”

7.Section 2.1.3.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.1.3.4    The obligations of Seller set forth in the offer letter from Seller to John P. Woodward dated February 6, 2015.”

8.Section 3.1.1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.1.1.1    Three Million One Hundred Four Thousand One Hundred Twenty Six and 15/100 Dollars ($3,104,126.15) for Seller’s raw Inventory and One Million Five Hundred Forty Eight Thousand Seven Hundred and 56/100 Dollars

3

($1,548,700.56) for Seller’s supplies Inventory, both as determined pursuant to Section 3.1.3, plus One Million Eight Hundred Thousand Six Hundred Eighty Six and 10/100 Dollars ($1,800,686.10) for the Finished Goods Inventory.”

9.Section 3.3.6 of the Agreement is hereby deleted in its entirety.

10.Section 8.8.2 of the Agreement is hereby deleted in its entirety.

11.Exhibit C (Form of Services Agreement) of the Agreement is hereby deleted in its entirety and replaced with the form of the Services Agreement attached hereto as Exhibit 1.

12.The Parties hereby acknowledge and agree that the Schedules to the Agreement, updated as of the Closing Date, are attached hereto as Exhibit 2, except those Schedules that have no update from December 9, 2016, which Schedules shall remain as delivered on December 9, 2016.

13.Seller shall provide Buyer access to its current Internet connectivity at the Facility until the first to occur of (i) Buyer being supplied with adequate Internet connectivity by the local service provider or (ii) ninety (90) days following the Closing. Buyer shall pay for this Internet connectivity as a utility under the Services Agreement.

14.Seller shall not take any action to that would cause the revocation of any of the Licenses and Permits by any Governmental Body and shall allow Buyer to operate at the Facility using such Licenses and Permits until the first to occur of (i) all appropriate Governmental Bodies reissue or transfer all required Licenses and Permits to Buyer to operate at the Facility or (ii) ninety (90) days following the Closing.  During the time that Buyer is operating the Facility under the terms and conditions of any License or Permit issued to Seller, Buyer shall not cause or allow the operation of the Facility to be in violation of any said License or Permit and Buyer shall indemnify and hold Seller harmless for any action or any failure to act by Buyer that would cause a violation of any license or permit to occur.  Said indemnification obligations shall include, but not be limited to, the payment of any fines or penalties to any Governmental Body asserting any such claim against the Seller for the failure, after the Closing, to comply with any license or permit or any violation of any Environmental Law.

15.Except as set forth in this Amendment, the Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect according to its terms.

16.The Agreement and this Amendment constitute the entire agreement of the parties regarding their subject matter and supersede all prior or contemporaneous agreements or understandings regarding such subject matter.

17.This Amendment may be executed in any number of counterparts and by each of the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by electronic means shall be deemed to be their original signatures for all purposes.

[SIGNATURES ON THE NEXT PAGE]

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INTENDING TO BE LEGALLY BOUND HEREBY, the Parties have executed or caused to be executed this Amendment No. 1 to Asset Purchase Agreement effective as of the day and year first above written.

BRISTOL METALS, LLC

By: ________________________________
Name:
Title:

MARCEGAGLIA USA, INC.

By: ________________________________
Name:
Title:

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Exhibit 1

Exhibit C

Form of Services Agreement

See attached.

Exhibit 2

See attached for the complete and final form of the Schedules to the Agreement.

Schedule 2.1.1.1	—	Inventory
Schedule 2.1.1.2	—	Equipment
Schedule 2.1.1.6	—	Licenses and Permits
Schedule 2.1.1.8	—	Finished Goods Inventory
Schedule 2.1.2.9	—	Seller Ongoing Operation Equipment
Schedule 2.1.3.1	—	Transferred Employees Accrued Leave
Schedule 2.1.3.2	—	Assumed Purchase Orders
Schedule 2.1.3.3	—	Assumed Trade Accounts Payable
Schedule 3.2	—	Allocation Statement
Schedule 5.2.2	—	Non-Contravention (no change from December 9, 2016)
Schedule 5.2.3	—	Consents (no change from December 9, 2016)
Schedule 5.3	—	Title to Specified Assets (no change from December 9, 2016)
Schedule 5.10	—	Taxes (no change from December 9, 2016)
Schedule 5.13	—	Labor and Employment Matters (no change from December 9, 2016)
Schedule 5.15	—	Financial Statements (no change from December 9, 2016)
Schedule 5.16	—	Employee Benefit Plans (no change from December 9, 2016)
Schedule 8.2.1	—	Employees (no change from December 9, 2016)
**(no change from December 9, 2016) means that this Schedule is not attached hereto because there is no change to this Schedule from the version of the Schedules provided as of December 9, 2016

Schedule 2.1.1.1
Inventory

See attached.

Schedule 2.1.1.2
Equipment

See attached.

All equipment manuals, welding procedures, set-up charts, programming software, blueprints, drawings, and other technical information and data related to the Equipment, and specifically the mills that are included in the Equipment.

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Schedule 2.1.1.6
Licenses and Permits

1.	NPDES General Permit PAG-03 for storm water associated with Industrial Activities (NPDES Permit No. PAR206160 Authorization No. 737532)

2.	Allegheny County Health Department Air Quality Minor Source Operating Permit No. 0626

3.	Allegheny County Sanitary Authority Industrial Discharge Permit No. P2-0115

4.	United States Environmental Protection Agency RCRA Subtitle C Site Identification No. PAR000036988

5.	Pennsylvania Department of Environmental Protection Certificate of Registration, Radiation Producing Machine (Registration No. 50-58992; SF Id. No. 845225)

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Schedule 2.1.1.8
Finished Goods Inventory

See attached.

4

Schedule 2.1.2.9
Seller Ongoing Operation Equipment

SAP Licenses

See attached.

5

Schedule 2.1.3.1
Transferred Employees Accrued Leave

See attached.

6

Schedule 2.1.3.2
Assumed Purchase Orders

See attached.

7

Schedule 2.1.3.3
Assumed Trade Accounts Payable

See attached.

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Schedule 3.2
Allocation Statement

Inventory - $6,453,512.81
Equipment - $8,000,000.00
Non-Competition Agreement - $500,000.00

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